Exhibit 99.1

November 20, 2018

To our shareholders:

I am pleased to provide this update about the FHLBank Indianapolis Board of Directors. On November 16, the Board elected Dan Moore to serve as chair, and Jim Logue as vice-chair, each for two-year terms beginning January 1, 2019.

Chair-Elect Dan Moore

Dan is President and CEO of Home Bank in Martinsville, Indiana, serving 40 years with the organization. Dan has served as a Member Director of FHLBank Indianapolis since 2011 and is currently the Vice-Chair of the Board, a role he has held since 2016. Dan holds an appointed position on the Mutual Institution Advisory Board of the Office of the Comptroller of the Currency, and sits on the Boards of Hoosier Voices for I-69 and Stability First.

During his tenure on the Board, he has been a strong and consistent voice representing the needs of the Bank’s community lenders. Dan’s guidance and counsel have been of tremendous value to both the Board and our management team, and we look forward to plotting a course forward under his leadership.

Vice Chair-Elect Jim Logue

Jim is SVP and Chief Public Policy Officer of Cinnaire, a full-service community development financial partner in Lansing, Michigan. Before that, he served as executive director of the Michigan State Housing Development Authority. Jim served as deputy assistant secretary for multifamily housing programs at HUD from 1988-1989. He also serves on the board of the National Housing Trust, and is a past board member of the Corporation for Supportive Housing and Sparrow Home Health Care.

Jim has served as an Independent Director of FHLBank Indianapolis since 2007. His deep knowledge of the housing development field has been a great asset for the Bank, and we look forward to his continued engagement with FHLBank leadership and the Board in his new role.

Exhibit 99.1

Chair Jim MacPhee

Our current chair, Jim MacPhee, has led the Board since 2014 and is departing the Board after three terms, per statute, at the end of 2018. From 1991 through 2015, Jim served as CEO of Kalamazoo County State Bank in Schoolcraft, Michigan, and is currently the Vice Chairman of its Board. Jim served as chairman of the Michigan Association of Community Bankers, and is a past chair of the Independent Community Bankers of America.

Jim first joined our Board in 2008. Over that time, he has made innumerable contributions to FHLBank Indianapolis as a trusted advisor, and a guiding, steady hand and partner to bank leadership during the financial crisis and recovery years. Thank you, Jim, for your incredible service to the Board of Directors and all of our membership.

Our Continued Path Forward

I am proud to say that we have a very active and involved Board, and I know that the election of Dan Moore and Jim Logue to key leadership roles will continue us on that path moving forward. Our Board and management team work closely together so that we are well-positioned to serve as a reliable partner to our members - whether we are meeting your liquidity needs, amplifying your community investments, or providing a stable return on your investment.

We appreciate your trust and your business.

Sincerely,

Cindy Konich

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